EXHIBIT 21

SUBSIDIARIES OF MAGELLAN GP, LLC and MAGELLAN MIDSTREAM PARTNERS, L.P. AS OF DECEMBER 31, 2004

Magellan GP, LLC, a Delaware limited liability company and the general partner of the Registrant

Magellan Midstream Partners, L.P., a Delaware limited partnership and the Registrant

Magellan Pipeline GP, LLC, a Delaware limited liability company

Magellan Pipeline Company, L.P., a Delaware limited partnership

Magellan GP, Inc., a Delaware corporation

Magellan OLP, L.P., a Delaware limited partnership

Magellan NGL, LLC, a Delaware limited liability company

Magellan Ammonia Pipeline, L.P., a Delaware limited partnership

Magellan Asset Services, L.P., a Delaware limited partnership

Magellan Pipelines Holdings, L.P., a Delaware limited partnership

Magellan Terminals Holdings, L.P., a Delaware limited partnership